February 29, 2008

Minera Montana Roja S.A. de C.V.
c/o 520-700 West Pender Street
Vancouver, British Columbia
V6C 1G8

Metalquest Minerals Inc.
520-700 West Pender Street
Vancouver, British Columbia
V6C 1G8

Dear Dave McMillan:

Re:

Animas Resources Exercise of Option

Pursuant to section 2 of the Option Agreement dated July 5, 2007 (the “Option Agreement”) between Animas Resources Ltd. (“Animas”) and Minera Montana Roja S.A. de C.V. we hereby provide you with notice of Animas’ exercise of its option to acquire a 100% interest in the Property, as such term is defined in the Option Agreement, a copy of which is attached hereto.  Animas has elected to satisfy the exercise price by issuing 307,429 common shares to Metalquest Minerals Inc. (“Metalquest”) which number of shares represents the option exercise price of US$450,000 based on a deemed value per share equal to the weighted average trading price of Animas’ common shares for the 30 trading days prior to today’s date.

In consideration for Animas agreeing to exercise the option and acquire the Property, Metalquest represents to Animas that all mining duties, taxes or other amounts that may be due and payable to the Mexican Mining authorities in connection with the Property for the past 5 years have been paid in accordance with Mexican mining law.  Metalquest further represents to Animas that all assessment reports that were required to have been filed in connection with the Property in the last 5 years have been filed with the appropriate regulatory body.  Metalquest agrees to indemnify Animas for any loss that Animas may incur as a result of a breach of the foregoing representations and further agrees to reimburse Animas for any amount that Animas may have to pay to the Mexican mining authorities in order to bring the Property back into good standing as a result of the non-payment of any mining duties, taxes or other amounts pursuant to Mexican mining law or any amount payable as a result of the failure to file any required assessment reports.

Please sign and return to our attention the enclosed copy of this letter acknowledging your agreement to the terms of this exercise notice.  Upon receipt, we will then take the necessary steps to obtain TSX Venture Exchange approval to the issuance of the common shares.  We expect to be able to deliver the common shares to you within 5 business days of the date we receive your acceptance.